FORM 4
                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person*

     Pearring                   Jerome                      R
     (Last)                     (First)                  (Middle)

     3151 SW 133rd Terrace
     (Street)

     Davie,                                    FL          33330
     (City)                                 (State)        (Zip)


2.  Issuer Name and Ticker or Trading Symbol

     BEVS


3.  IRS Number of Reporting Person (Voluntary)

     ###-##-####


4.  Statement for Month/Year

     September, 2002


5.  If Amendment, Date of Original
    (Month/Day/Year)


6.  Relationship of Reporting Person to Issuer
    (Check all applicable)

       [ ]  Director                       [ ]  Owner

       [X]  Officer (give title below)     [ ] Other (specify below)

       Senior Vice-President Domestic Business

	Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned


1.  Title of     2. Transaction   3. Transaction   4.  Securities          5.  Amount of        6.  Ownership    7.  Nature of
    Security        Date             Code              Acquired (A) or         Securities           Form:            Indirect
    (Instr. 3)      (Month/Day/      (Instr. 8)        Disposed of (D)         Beneficially         Direct (D)       Beneficial
                    Year)                              (Instr. 3, 4 & 5)       Owned at             Or Indirect      Ownership
                                                                               End of               (I)              (Instr. 4)
                                                                               Month                (Instr. 4)
                                                                               (Instr. 3 & 4)
                             Code    V    Amount    (A) or (D)    Price


Common Stock     09/19/02     S           75,000        D         $.10             0                    D


   Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



	Table II - Derivative Securities Acquired, Disposed or, or Beneficially Owned
	(e.g., puts, calls, warrants, options, convertible securities)

1.  Title of    2.  Conversion    3.  Trans-     4.  Transaction   5.  Number of      6.  Date            7. Title &
    Deriv-          or Exercise       action         Code              Derivative         Exercisable        Amount of
    ative           Price of          Date           (Instr. 8)        Securities         & Expiration       Underlying
    Security        Derivative        (Month/                          Acquired (A)       Date (Month/       Securities
   (Instr. 3)       Security          Day/                             or Disposed        Day/Year)          (Instr. 3 & 4)
                                      Year)                            of (D)
                                                                   (Instr. 3, 4 & 5)

                                           Code     V      (A)      (D)     Date      Expira-    Title      Amount
                                                                            Exer-     tion                  of No.
                                                                            cisable   Date                  of Shares







  Table II - Derivative Securities Acquired, Disposed or, or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible securities)

Contd...


8.  Price of     9.  Number           10.  Ownership      11.  Nature
    Derivative       of Derivative         Form of             of Indirect
    Security         Securities            Derivative          Beneficial
    (Instr. 5)       Beneficially          Security:           Ownership
                     Owned at End          Direct (D)          (Instr. 4)
                     of Month              or Indirect
                     (Instr. 4)            (I) (Instr 4.)





Explanation of Responses:



September 24, 2002
Date
                                 **Signature of Reporting Person

                                      Jerome R. Pearring Jr.
                                            Print Name

** Intentional misstatements or omissions of facts constitute Federal
   Violations.  See 18 U.S.C. 1001 and 15 U.S. C 78ff(a)

Note: File three copies of this Form, one of which must be manually signed.

       If space provided is insufficient, see Instruction 6 for procedure. (Print or Type Responses)